EXHIBIT (4)(b)

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                            AMERICAN GENERAL LIFE
                        Insurance Company of New York

           Home Office: 300 South State Street, Syracuse, NY 13202

                                 CERTIFICATE

Unless You have directed otherwise, We will pay a monthly income to the Annuitant if living on the Annuity Commencement Date. Payment will be made in accordance with the provisions set forth in this Certificate and the Master Policy.

All payments and values provided by each certificate, when based on the investment experience of a Separate Account, are variable, may increase or decrease, and are not guaranteed as to amount.

CANCELLATION RIGHT. You may return this Certificate for cancellation to us or to the sales representative through whom it was purchased, within 10 days after delivery. Upon surrender of this Certificate within the 10 day period, We will refund the sum of (1) Any Purchase Payments allocated to a Fixed Account; plus (2) Your Separate Account Value at the end of the Valuation Period in which your request is received; plus (3) Any additional amount deducted for premium taxes.

This is a FLEXIBLE PAYMENT VARIABLE AND FIXED GROUP DEFERRED ANNUITY CERTIFICATE. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.

          /s/SANDRA M. SMITH                /s/ROBERT A. SLEPICKA
              Secretary                           President

                           [American General Logo]

Questions Regarding This Certificate should be directed to:

              AMERICAN GENERAL LIFE INSURANCE COMPANY OF NEW YORK
                            ADMINISTRATIVE CENTER

2727--A Allen Parkway - P. O. Box 1401- Houston, TX 77251-1401 - (800) 281-8289

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                                    INDEX

                                                                          Page

Account Value ..........................................................    4
Allocation of Net Purchase Payments.....................................    7
Annuity Options.........................................................   17
Annuity Tables..........................................................   18
Annuity Units...........................................................   16
Automatic Rebalancing...................................................   12
Beneficiary.............................................................    8
Certificate Fee.........................................................   14
Change of Investment Advisor or Investment Policy.......................    6
Contingent Annuitant....................................................    4
Death Proceeds..........................................................   14
Definitions.............................................................    4
Division Accumulation Units.............................................   10
Divisions ..............................................................   10
Fixed Account...........................................................    9
General Provisions......................................................    6
Guaranteed Interest Rates...............................................   10
Guarantee Periods.......................................................   10
Net Investment Factor...................................................   11
One-Time Reinvestment Privilege.........................................   14
Ownership Provisions....................................................    7
Payment of Benefits.....................................................   16
Participant.............................................................    5
Premium Taxes...........................................................    7
Purchase Payments.......................................................    7
Schedule Page...........................................................    3
Separate Account........................................................   10
Surrenders..............................................................   12
  Full Surrender........................................................   12
  Partial Withdrawals...................................................   12
  Surrender Charge......................................................   13
  Surrender Charge Exceptions...........................................   13
  Ten Percent Free Withdrawal Privilege.................................   14
Tax Charge..............................................................   14
Transfers...............................................................   11
Variable Annuity Payments...............................................   16

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             American General Life Insurance Company of New York

                                SCHEDULE PAGE


INITIAL PURCHASE PAYMENT:                                       $ 5,000

MINIMUM ADDITIONAL PURCHASE PAYMENTS:                             $ 100

ADDITIONAL BENEFITS:                                               NONE

MAXIMUM ASSET CHARGE FACTORS (Separate Account Only)             ANNUAL
RATE:  1.40%

MAXIMUM ANNUAL CERTIFICATE FEE:                                    $ 30

TRANSFER CHARGE (After first 12 in a Certificate Year):            $ 25

ISSUE AGE:                                                           35

ANNUITY COMMENCEMENT DATE:                              JANUARY 1, 2027

INITIAL ALLOCATION:

                                                                      Net Dollar
                                                                      Amount of
                                                    Percentage       Allocations
                                                    ----------       ------------
[Asian Equity Portfolio                               100%            $ 5,000
 Domestic Income Portfolio                             xx%            $   xxx
 Emerging Growth Portfolio                             xx%            $   xxx
 Emerging Markets Equity Portfolio                     xx%            $   xxx
 Enterprise Portfolio                                  xx%            $   xxx
 Equity Growth Portfolio                               xx%            $   xxx
 Global Equity Portfolio                               xx%            $   xxx
 Government Portfolio                                  xx%            $   xxx
 Growth and Income Portfolio                           xx%            $   xxx
 High-Yield Portfolio                                  xx%            $   xxx
 International Magnum Portfolio                        xx%            $   xxx
 Mid Cap Value Portfolio                               xx%            $   xxx
 Money Market Portfolio                                xx%            $   xxx
 Real Estate Securities Portfolio                      xx%            $   xxx
 Value Portfolio                                       xx%            $   xxx
 Fixed Income Portfolio                                xx%            $   xxx
 Fixed Account -- 1 Year Guarantee Period              xx%            $   xxx
                                                      ----            -------
 Total Allocations                                    100%            $ 5,000]

ANNUITANT:     JOHN DOE         CERTIFICATE NUMBER: 123456

CERTIFICATE OWNER: JOHN DOE DATE OF ISSUE:  JANUARY 1, 1997

JURISDICTION STATE: (STATE NAME)

MASTER CONTRACT OWNER:  VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS, INC.

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                                    Page 3

                                 DEFINITIONS

"WE", "OUR", "US", OR "COMPANY". "We", "our", "us", or "Company" means American General Life Insurance Company of New York.

YOU, YOUR, PARTICIPANT. The Owner of this Certificate.

ACCOUNT. Any of the Divisions of the Separate Account or the Fixed Account.

ACCOUNT VALUE. The sum of the Fixed Account Value and the Separate Account Value after deduction of any fees.

ACCUMULATION PERIOD. The period during which Net Purchase Payments are allocated to either the Fixed Account or the Separate Account and held under the Certificate.

ACCUMULATION UNIT. An accounting unit of measure used to calculate the value of a Division of a Certificate before annuity payments begin.

ADMINISTRATIVE CENTER. The American General Life of New York (AGNY) Annuity Service Center, to which all Purchase Payments, requests, directions and other communications should be directed. The AGNY Annuity Service Center is located at 2727A Allen Parkway, Houston, Texas 77019-2191.

AGE. Age of an Annuitant as of his or her last birthday, unless otherwise stated.

ANNUITANT. The person upon whose date of birth and sex income payments are based. The Annuitant's name will be found page 3 of this certificate.

ANNUITY UNIT. A unit of measure used to calculate variable annuity payments.

BENEFICIARY. The person entitled to receive benefits in the event the Participant or Annuitant dies. If no named Beneficiary is living at the time any payment is to be made, the Participant shall be the Beneficiary, or if the Participant is not living, the Participant's estate shall be the Beneficiary.

CERTIFICATE YEAR. A period of 12 consecutive months beginning on the Date of Issue of the Certificate or any anniversary thereof.

CONTINGENT ANNUITANT. A person named by the Owner of a Non-Qualified contract to become the Annuitant if: (1) the Annuitant dies before the Annuity Commencement Date; and (2) the Contingent Annuitant is then living. A Contingent Annuitant may not be named except at the time of application. Once named, the choice may not be revoked or replaced. If a Contingent Annuitant dies, a new Contingent Annuitant may not be named. After Annuity Payments start, a Contingent Annuitant may not become the Annuitant.

CONTINGENT BENEFICIARY. A person named by the Participant to receive benefits in the event a designated Beneficiary is not living at the time of the Owner's or Annuitant's death.

CONTRACT  OWNER.  The  organization  named on page 3 as  Owner  of the  Master
Contract.

DATE OF ISSUE. The date on which this Certificate becomes effective as shown on Page 3.

DIVISION. A subdivision of the Separate Account.

FIXED ACCOUNT. An Account which provides interest at a guaranteed fixed rate for a guaranteed period.

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FIXED ANNUITY OPTION. An Annuity Option with payments which do not vary with investment performance.

ISSUE AGE. Age last birthday on the Date of Issue. (If the Date of Issue occurs on the Annuitant's birthday, "last birthday" will mean the birthday occurring on the Date of Issue).

NET ASSET VALUE PER SHARE. The value of the net assets of a Variable Fund divided by the number of shares in the Variable Fund.

NET PURCHASE PAYMENT. The gross amount of a Purchase Payment less any Premium Taxes deducted at the time a Purchase Payment is made.

NON-QUALIFIED CONTRACT. A Certificate that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

PARTICIPANT. (Certificate Owner) The person named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate.

PARTICIPANT'S ACCOUNT. An account established for each Participant to which Purchase Payments are credited.

PAYOUT PERIOD. The period, starting with the Annuity Commencement Date, during which Annuity Payments are made by the Company.

Premium Tax. The amount of tax, if any, charged by a state or municipality on Purchase Payments or Certificate Values.

PURCHASE PAYMENT. An amount paid to the Company as consideration for the benefits described herein.

QUALIFIED CONTRACT. A Certificate that is qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

SEPARATE ACCOUNT. A segregated investment account entitled "Separate Account E" established by the Company to separate the assets funding variable benefits from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account, are credited to or charged against such account without regard to our other income gains or losses.

UNIT VALUE. The value of: (1) an Accumulation Unit as described in the "Division Accumulation Units" provision; or (2) an Annuity Unit as described in the "Annuity Units" provision.

VALUATION DATE. Any day on which we are open for business except, with respect to any Division, a day on which the related Variable Fund does not value its shares.

VALUATION PERIOD. The period that starts at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the Exchange on the next Valuation Date.

VARIABLE ANNUITY OPTION. An Annuity Option under which we promise to pay the Annuitant or other properly-designated Payee one or more payments which vary in amount in accordance with the net investment experience of the applicable Divisions selected to measure the value of a Certificate.

VARIABLE FUND. An individual investment fund or series in which a Division invests.

WRITTEN, IN WRITING. A written request or notice in acceptable form and content, which is signed and dated, and received at our Administrative Center.

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                              GENERAL PROVISIONS

ENTIRE CONTRACT. The Certificate will be attached to and made a part of the Contract. The Contract, including the Certificate, endorsements if any, and a copy of the application, if attached, constitute the entire Contract between the Contract Owner and us. All statements made by the Contract Owner, Participant or Annuitant will be deemed representations and not warranties. No statement will be used to reduce a claim under the Certificate unless it is in writing and made a part of the Certificate. Nothing in the group annuity Contract will invalidate or impair any right granted to the Participant in this Certificate.

NOT CONTESTABLE. This Certificate is not contestable.

DISCONTINUANCE  OF  ACCEPTANCE  OF NEW  PARTICIPANTS.  By giving 30 days prior written notice, we may limit or discontinue the acceptance of new Participants' applications and the issuance of new Certificates under the Master Contract. Such limitation or discontinuance shall have no effect on rights or benefits with respect to any Certificate issued prior to the effective date of such limitation or discontinuance.

GUARANTEES. We guarantee that the dollar amount of Variable Annuity Payments made during the lifetime of the Payee(s) will not be adversely affected by our actual mortality experience or by the actual expenses incurred by us in excess of the expense deductions provided for in this Certificate.

SETTLEMENT.   All  benefits  under  this  Certificate  are  payable  from  our
Administrative Center in Houston, Texas.

NONPARTICIPATING. This Certificate is nonparticipating and does not share in our surplus or earnings.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT POLICY. Unless otherwise required by law or regulation, the investment advisor or any investment policy may not be changed without our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where the Contract and this Certificate are delivered. You will be notified of any material investment policy change which has been approved. Notification of an investment policy change will be given in advance to those Master Contract Owners who have the right to comment on or vote on such change.

Any substitution of the underlying investments of any Division will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

RIGHTS RESERVED BY US. Upon notice to you, this Certificate may be modified by us, but only if such modification is necessary to:

(1) Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

(2) Transfer any assets in any Division to another Division, or to one or more other separate accounts, or to the Fixed Account;

(3) Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

(4)  Add, restrict or remove Guarantee Periods of the Fixed Account;

(5)  Make any new Division available to You on a basis to be determined by Us;

(6) Substitute for the shares held in any Division, the shares of another Variable Fund or the shares of another investment company or any other investment permitted by law;

(7) Make any changes as required by the Internal Revenue Code or by any other applicable law, regulation or interpretation in order to continue treatment of this Certificate as an annuity; or

(8)  Make any changes required to comply with rules of any Variable Fund.

When required by law, we will obtain Your approval of changes and we will gain approval from any appropriate regulatory authority.

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CHANGING THE TERMS OF THE CONTRACT OR THIS CERTIFICATE. Any change in the Master Contract or this Certificate must be approved by one of Our officers. No agent has the authority to make any changes or waive any of the terms of this Certificate.

TERMINATION. Each Certificate will remain in force until surrendered for its full value, or all annuity payments have been made, or the death proceeds have been paid, except as follows:

If a Participant's Account Value falls below $500 due to Partial Withdrawals, we may cancel the Certificate upon 60 days' notice to the Participant. Such cancellation would be considered a full surrender of the Certificate.

If a Participant's Account Value in any Division (except the Money Market Division) falls below $500, We reserve the right to transfer the remaining balance, without charge, to the Money Market Division.

The Master Contract will terminate when all funds from all Certificates are withdrawn.

                              PURCHASE PAYMENTS

MINIMUM PAYMENTS. The minimum amounts acceptable as Purchase Payments are shown on page 3. We reserve the right to modify these minimums or to refuse a Purchase Payment for any reason.

MAXIMUM PAYMENTS. The maximum amount We will accept during the life of a Certificate without approval of an officer of the Company is $1,000,000.

ALLOCATION OF NET PURCHASE PAYMENTS. The initial allocation of Net Purchase Payments is shown on Page 3 of each Certificate, and will remain in effect until changed by Written notice.

Changes in the allocation will be effective on the date We receive the Participant's notice. The allocation may be 100% to any available Division or Guarantee Period, or may be divided among the options in whole percentage points totaling 100%.

An initial Purchase Payment will be credited to the Participant's Account not more than two Valuation Periods after we receive it, together with all other required documentation, in good order at the office designated by the Company for processing of initial Purchase Payments. Subsequent Purchase Payments will be credited as of the end of the Valuation Period in which they are so received. We reserve the right to limit the total number of Fixed Account Guarantee Periods and Separate Account Divisions that may be chosen while the Certificate remains in force.

PREMIUM TAXES. When applicable, we will deduct an amount to cover premium taxes. Such deduction will be made:

1.   From Purchase Payment(s) when received; or
2.   From Your Account Value at the time annuity payments are to commence; or
3.   From the amount of any partial withdrawal; or
4. From proceeds payable upon termination of the Certificate for any other reason, including death of the Annuitant or Participant, or surrender of the Certificate.

If premium tax is paid, the Company may reimburse itself for such tax when deduction is being made under paragraphs 2, 3 or 4 above calculated by multiplying the sum of Purchase Payments being withdrawn by the applicable premium tax percentage.

OWNERSHIP PROVISIONS

The Master Contract is owned by the Organization named on page 3 of this Certificate.

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The Participant will have the right to exercise all rights and privileges in connection with this Certificate. If this Certificate is jointly owned by more than one Participant, all Participants must join in any request to exercise the rights or privileges of a Participant.

In any case, such rights and privileges may be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Certificate.

A Payee entitled to benefits upon the death of the Participant or the Annuitant may thereafter exercise such rights and privileges, if any, of ownership which continue.

BENEFICIARY. The term "Beneficiary", as used in this certificate, means the Beneficiary designated by the Participant in the application for this certificate, or as later changed by the Participant. The Beneficiary will receive any proceeds that may become payable:

1. Upon the death of the Annuitant, provided no Contingent Annuitant survives; or

2. Upon the death of the Participant (other than a Joint Participant) of a Non-Qualified contract during the Accumulation Period. (See "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only").

Unless otherwise provided in the Beneficiary designation:

1. If any Beneficiary dies, that Beneficiary's interest will pass to any other Beneficiary according to the surviving Beneficiary's respective interest.

2. If no Beneficiary survives to receive proceeds, such proceeds will be paid in one sum to the Participant, if living; otherwise such proceeds will be paid to the Participant's estate. If payment is made to the Participant's estate, the estate will be required to accept payment within 5 years of the date of death.

Provisions in this certificate regarding the payments to a Beneficiary upon the death of the Annuitant will also apply to any proceeds payable to a Beneficiary upon the death of the Participant (other than a Joint Participant
- See "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only"). Payment in the event of the Participant's death will be made upon receipt in our Home Office of a written request for proceeds and due proof of the Participant's death.

CHANGE OF OWNERSHIP. Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. In no other case may a Qualified Contract be sold, assigned, transferred, discounted or pledged as collateral.

The Owner of a Non-Qualified Contract may change the ownership of such Contract. During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Participant may change the ownerhip interest in the Non-Qualified Contract as evidenced by the Certificate.

A change of ownership will not be binding upon us until we receive Written notification at Our Administrative Center. When such notification is so received, the change will be effective as of the date of the signed request for change, but the change will be without prejudice to Us on account of any payment made, or any action taken by Us prior to receiving the change, or on account of any tax consequence.

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DEATH OF THE PARTICIPANT PRIOR TO THE ANNUITY DATE - NON- QUALIFIED CONTRACT ONLY. As used in the Certificate, the term "Non-Qualified Contract" means a Certificate that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

If a Participant (including the first to die in the case of Joint Participants) under a Non-Qualified Contract dies prior to the Annuitant and before the Annuity Commencement Date, the death proceeds must be distributed to the Beneficiary either (1) within five years after the date of death of the Participant, or (2) over the life of or a period not greater than the life or expected life of the Beneficiary, with annuity payments beginning within one year after the date of death of the Participant.

The Beneficary of a Participant (other than a Joint Participant) will be the person or persons designated as Beneficiary in the application for the Certificate, or as later changed prior to the death of such Participant. If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant, if living; otherwise death proceeds will be paid to the person designated as Beneficiary.

These mandatory distribution requirements will not apply upon the death of a Participant if the spouse of a deceased Participant elects to continue the Certificate in the spouse's own name, as Participant. The spouse may make such election if: (1) the spouse is the designated Beneficiary of a deceased Participant (other than a Joint Participant); or (2) the spouse is the sole surviving Joint Participant.

The Beneficiary (including a Joint Participant receiving death proceeds) will be considered the designated beneficiary for the purposes of Section 72(s) of the Internal Revenue Code. In all cases, any such designated beneficary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

If the Payee under a Non-Qualified Contract dies after the Annuity Commencement Date and before all of the payments under the Annuity Option have been distributed, the remaining amount payable must be distributed at least as rapidly as under the method of distribution then in effect.

If the  Participant  prior to the  Annuity  Commencement  Date,  or the  Payee thereafter, is not a natural person, then the foregoing distribution requirements shall apply upon the death of the primary Annuitant within the meaning of the Internal Revenue Code.

PERIODIC REPORTS. We will send to each Participant, at least once during each Certificate Year, a statement showing the following amounts as of a date not more than two months prior to the date of mailing:

(1)  The number of Accumulation  Units credited to the Participant's  Account;
     and

(2)  The dollar value of each Accumulation Unit; and

(3)  The total value of the Participant's Account.

We will also send such statements as may be required by applicable state and federal laws, rules and regulations.

PARTICIPANT'S ACCOUNT. We will establish a Participant's Account for the Participant under a Certificate, and will maintain such account during the Accumulation Period. The Participant's Account Value for any Valuation Period will be equal to the Participant's Separate Account Value, if any, plus the Participant's Fixed Account Value, if any, for that Valuation Period.

                                FIXED ACCOUNT

FIXED ACCOUNT VALUE. We will credit to the Guarantee Period(s) selected that portion of each Net Purchase Payment allocated to the Fixed Account. The value in any one Guarantee Period on a Valuation Date is:

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(1) The accumulated value of the Net Purchase Payments, renewals or transfers allocated to the Guarantee Period at the Guaranteed Interest Rate; less

(2) The Accumulated Value of surrenders and transfers out of that Guarantee Period; less

(3)  The Certificate Fee allocated to that Guarantee Period.

GUARANTEE PERIODS. A one year Guarantee Period will always be available, and additional Guarantee Periods may be added from time to time. If more than one Guarantee Period is available, you may select more than one. The Guarantee Period selected will determine the Guaranteed Interest Rate(s).

The Net Purchase Payment or the portion thereof (or amount transferred in accordance with the transfer privilege provision described below) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Guarantee Periods begin on the date as of which we credit your Account Value to that Guarantee Period or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of years We credit the Guaranteed Interest Rate. The expiration date of any Guarantee Period is the last day of the Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date. As a result of Guarantee Period renewals, additional Purchase Payments and transfers of portions of the Participant's Account Value, Guarantee Periods of the same duration may have different expiration dates and Guaranteed Interest Rates.

We will notify You in writing at least 15, and not more than 45 days prior to the expiration date of any Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will begin automatically unless we receive Written notice to the contrary from You at least 3 Valuation Dates prior to the end of such Guarantee Period. You may elect to change to another Guarantee Period or Division which We offer at such time.

If the amount of Your Account Value in a Guarantee Period is less than $500 at the end of such Guarantee Period, We reserve the right to transfer such amount, without charge, to the Money Market Division of the Separate Account. However, We will transfer such amount to another available Division at Your request.

GUARANTEED INTEREST RATES. We will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period We offer. These rates will be guaranteed for the duration of the respective Guarantee Periods. The Guarantee Periods that We make available at any time will be determined at Our discretion. No Guaranteed Interest Rate shall be less than an effective annual rate of 3.0%.

                               SEPARATE ACCOUNT

DIVISIONS. The Separate Account has several Divisions, each investing in a corresponding Variable Fund. Net Purchase Payments will be allocated to the Divisions and the Fixed Account as shown in the Certificate, unless You change the allocation.

We will use the Net Purchase Payments and any transferred amounts to purchase Variable Fund shares applicable to the Divisions at their net asset value. We will be the owner of all Variable Fund shares purchased with the Net Purchase Payments or transferred amounts.

DIVISION ACCUMULATION UNITS. Net Purchase Payments and transferred amounts allocated to the Separate Account will be credited to Your account in the form of Division Accumulation Units. The number of Division Accumulation Units will be determined by dividing the amount allocated to a Division by the Division Accumulation Unit value as of the end of the Valuation Period as of which the transaction is credited. The value of each Division Accumulation Unit was arbitrarily set as of the date the Division first purchased Variable Fund shares. Subsequent values on any Valuation Date are equal to the previous Division Accumulation Unit value times the Net Investment Factor for the Valuation Period ending on that Valuation Date.

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NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Division from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

The Net Investment Factor for a Division is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

(1)  Is the sum of:

     (a) The Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the end of the current Valuation Period; plus

     (b) The per share amount of any dividend or capital gain distributions made on the Variable Fund shares held in the Division during the current Valuation Period;

(2) Is the Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the beginning of the current Valuation Period; and

(3) Is a factor representing the mortality risk, expense risk, and administrative expense charge. We will determine the daily asset charge factor annually, but in no event may it exceed the Maximum Asset Charge Factor as specified on Page 3.

SEPARATE ACCOUNT VALUE. The Separate Account Value for any Valuation Period is the total of the values in each Division credited to Your account for such Valuation Period. The value for each Division will be equal to:

(1)  The number of Division Accumulation Units; multiplied by

(2)  The Division Accumulation Unit Value for the Valuation Period.

The Separate Account value will vary from Valuation Date to Valuation Date reflecting the total value in the Divisions.

TRANSFERS. Transfers may be made at any time during the Accumulation Period after the first 30 days following the Date of Issue. A transfer will be effective at the end of the Valuation

Period in which We receive Your Written request for a transfer. Transfers will be subject to the following restrictions:

(1) Prior to the Annuity Commencement Date, You may make up to 12 transfers each Certificate Year without charge.

(2) There will be a charge of $25.00 for each transfer in excess of 12 in a Certificate Year.

(3) Transfers under the Automatic Rebalancing program will not count towards the 12 free transfers each Certificate Year. The $25 charge will not apply to transfers made through Automatic Rebalancing. Transfers under any other asset management arrangement approved by the Company may be subject to the $25 charge and may count towards the 12 free transfers.

(4) The amount of Account Value that may be transferred each year from a Fixed Account Guarantee Period to a Separate Account Division is limited. The limit will be based on the Guarantee Period account balance at the beginning of the Guarantee Period. Not more than 25% of such account balance may be transferred to a Separate Account Division during each Certificate year. The 25% limit does not apply to:

     (a) Funds transferred from a Guarantee Period as a result of Dollar Cost Averaging; or

     (b) Transfers within 15 days before or after the end of the applicable Guarantee Period; or

     (c)   A renewal at the end of a  Guarantee  Period to the same  Guarantee
           Period.

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(5) If a transfer would cause the Account Value in any Division or Guarantee Period to fall below $500, We reserve the right to also transfer the remaining balance in that Division or Guarantee Period in the same proportions as the transfer request.

(6) We reserve the right to defer any transfer from the Fixed Account to the Variable Divisions for up to 6 months.

After the Annuity Commencement Date, You may make one transfer during any 180 day period; such transfer is without charge. You may not make transfers from the fixed annuity account.

AUTOMATIC REBALANCING. "Automatic Rebalancing" occurs when funds are transferred by the Company between the Separate Account Divisions so that the values in each Division match the percentage allocation then in effect. Automatic Rebalancing of the Separate Account Divisions will occur periodically:

(1)  If Your Account Value is equal to or greater than $25,000; and

(2)  If You have selected Automatic Rebalancing.

You may select Automatic Rebalancing when applying for the Certificate, or it may be selected at a later date. We reserve the right to increase or lower the Minimum Account Value required for Automatic Rebalancing.

DOLLAR COST  AVERAGING.  "Dollar  Cost  Averaging"  is an  automatic  periodic
transfer  of  funds  in  accordance   with  the   "Transfers"   provision  and
instructions from the Participant.

                                  SURRENDERS

GENERAL SURRENDER PROVISIONS. The amount surrendered will normally be paid to You within 5 Valuation Dates following Our receipt of:

(1)  Your Written request on a form acceptable to us; and

(2)  The Certificate, if required.

We reserve the right to defer payment of surrenders from the Fixed Account for up to 6 months from the date We receive the request.

FULL SURRENDER. At any time prior to the Annuity Commencement Date, and during the lifetime of the Annuitant, You may surrender this Certificate by sending us a Written request. The amount payable on surrender is:

(1) Your Account Value at the end of the Valuation Period in which We receive Your request on a form acceptable to Us;

(2)  Minus any applicable Surrender Charge;

(3)  Minus any applicable Certificate Fee; and

(4)  Minus any applicable premium tax.

The amount payable upon surrender will not be less than the amount required by state law.

Upon payment of the surrender amount, this Certificate will be terminated and We will have no further obligation to the Participant.

All collateral assignees must consent to any surrender or partial withdrawal. We may require that this Certificate be returned to Our Administrative Center prior to making payment.

PARTIAL WITHDRAWALS. A portion of Your Account Value may be withdrawn at any time prior to the Annuity Commencement Date. You must send us a Written request specifying the Divisions or Guarantee Periods from which the Partial Withdrawal is to be made. However, in cases where You do not so specify, or the withdrawal cannot be made in accordance with Your specifications, We reserve the right to implement the withdrawal prorata from each

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Division and Guarantee Period based on the Account Value in each. Partial Withdrawals will be made effective at the end of the Valuation Period in which We receive the Written request. Partial Withdrawals will be subject to the following guidelines:

(1) The Partial Withdrawal amount must be at least $100 or, if less, Your entire Account Value;

(2) We will surrender Division Accumulation Units from the Separate Account, or interests in a Guarantee Period, so that the total amount withdrawn will be the sum of:

     (a)   The amount payable to You;

     (b)   Plus any Surrender Charge and any applicable premium tax;

(3) If the Account Value in any Division or Guarantee Period (except the Money Market Division) falls below $500, We reserve the right to transfer the remaining balance without charge to the Money Market Division;

(4) If a Partial withdrawal would cause Your Account Value to fall below $500, We may cancel this Certificate upon 60 days' notice. Such cancellation would be considered a full surrender of this Certificate.

SURRENDER CHARGE FOR PARTIAL WITHDRAWALS AND FULL SURRENDERS. Except as noted under "Surrender Charge Exceptions", a Surrender Charge will be applied to the amount of any Purchase Payment withdrawn during the first 7 years after it was first credited, as follows:

          Year of Purchase            Surrender Charge as a Percentage
        Payment Withdrawal             of Purchase Payment Withdrawn
          1st and 2nd                               6%
          3rd and 4th                               5%
              5th                                   4%
              6th                                   3%
              7th                                   2%
          Thereafter                                0%

For purposes of computing the Surrender Charge, the oldest Purchase Payments are deemed to be withdrawn first, and before any amounts in excess of Purchase Payments are withdrawn from a Participant's Account. The following transactions will be considered as withdrawals for purposes of computing the Surrender Charge: total surrender, partial withdrawal, commencement of an annuity payment option and termination due to insufficient Participant Account Value.

Surrender Charge Exceptions. The Surrender Charge will not apply:

(1) To any amounts in excess of Purchase Payments that are withdrawn from a Participant's Account;

(2) To any amounts in excess of the amount permitted by the 10% Free Withdrawal Privilege if such amounts are required to be withdrawn to obtain or retain favorable federal tax treatment; (The granting of this exception is subject to Our approval);

(3)  Upon the death of the Annuitant at any age during the Payout Period;

(4) Upon the death of the Annuitant at any age during the Accumulation Period if no Contingent Annuitant survives;

(5) Upon the death of the Participant of a Nonqualified Contract unless this Certificate is being continued under the special rule for a surviving spouse as defined under Internal Revenue Code Section (72)(s);

(6) Upon selection of an annuity payment option over a period of at least 5 years;

(7) Upon selection of an annuity payment option based on life contingencies if life expectancy is at least 5 years.

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Upon selection of an annuity payment option that does not qualify for a Surrender Charge Exception, the amount applied will be the greater of the cash surrender benefit, or 95 percent of what the cash surrender benefit would be if there were no Surrender Charge.

10% FREE WITHDRAWAL PRIVILEGE. The Surrender Charge does not apply to that portion of each withdrawal or a total surrender in any Certificate Year that does not exceed:

(1) Ten Percent (10%) of the amount of Purchase Payments not previously withdrawn that have been credited to the Certificate for at least one year, but not more than 7 years; less

(2)  The amount of any previous withdrawals made during such Certificate Year.

For withdrawals under a systematic withdrawal plan, Purchase Payments credited for 30 days or more are eligible for the 10% Free Withdrawal Privilege.

If multiple withdrawals are made during a Certificate Year, the amount eligible for the free withdrawal will be recalculated at the time of each Partial Withdrawal. After the first Certificate Year, non-automatic and automatic withdrawals may be made in the same Certificate Year subject to the 10% limitation.

A free withdrawal pursuant to any of the foregoing Surrender Charge Exceptions is not deemed a withdrawal of Purchase Payments except for purposes of computing the 10% free withdrawal privilege.

                               CERTIFICATE FEE

MANNER OF DEDUCTING. An annual Certificate Fee not to exceed $30.00 will be deducted at the end of each Certificate Year prior to the Annuity Commencement Date. Unless paid directly, the fee will be allocated among the Guarantee Periods and Divisions in proportion to the Participant's Account Value in each. The entire fee for the year will be deducted from the proceeds of any full surrender of the Certificate.

                                  TAX CHARGE

RIGHT TO IMPOSE. We reserve the right to impose additional charges or establish reserves for any federal or local taxes incurred or that may be incurred by us, and that may be deemed attributable to this Certificate.

                       ONE-TIME REINVESTMENT PRIVILEGE

REINVESTMENT OF ACCOUNT VALUE. If the Participant has made a full surrender of the Account Value, the Participant may reinvest the Account Value if We receive the Written reinvestment request and the net surrender proceeds not more than 30 days after the date of surrender. In such a case, the Participant's Account Value will be restored to what it was at the time of the surrender (less any annual Certificate maintenance charge that has since become payable). Any subsequent Surrender Charge will be computed as if the Certificate had been issued at the date of reinvestment in consideration of a Purchase Payment in the amount of such net surrender proceeds. This one-time reinvestment privilege is available only if the Participant's Account Value following the reinvestment would be at least $500. Unless the Participant requests otherwise in Writing, the Account Value following the reinvestment will be allocated among the Divisions and Guarantee Periods in the same proportions as those prior to surrender.

                                DEATH PROCEEDS

DEATH PROCEEDS BEFORE THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies before the Annuity Commencement Date, and is survived by a Contingent Annuitant, this Certificate will be continued with the Contingent Annuitant being named the Annuitant. If this Certificate is a Non-Qualified Contract, this Certificate may qualify for continuation under the "Death of the

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Participant  Prior  to  the  Annuity  Date  -  Non-Qualified   Contract  Only"
provision. Otherwise, death proceeds will be paid as follows :

(1) If the Annuitant dies, and no Contingent Annuitant survives, death proceeds will be paid to the Beneficiary designated by the Participant to receive proceeds.

(2) If a Participant (other than a Joint Participant) dies, and this Certificate is not being continued under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only" provision, death proceeds will be paid to the Beneficiary designated by the Participant to receive proceeds.

(3) If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant, if living. If the surviving Joint Participant is the spouse of the deceased Joint Participant, then the surviving Joint Participant may continue the Certificate under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only" provision as if he or she had been designated as Beneficiary. Otherwise death proceeds will be paid to the person designated as Beneficiary unless Joint Participants have specified in writing that death proceeds are to be paid in a different manner.

If the Annuitant or such Participant dies, the amount of the death proceeds will be the greatest of the following amounts, less any applicable Premium
Tax:

(1)  The sum of all Net Purchase Payments less any prior Partial Withdrawals;

(2) The Participant's Account Value as of the end of the Valuation Period in which We receive proof of the Annuitant's or such Participant's death and a Written request from the Beneficiary as to the form of payment; or

(3) The Highest Anniversary Value prior to the date of death, determined as follows:

     (a) We will calculate the Account Values at the end of each of the past Certificate Anniversaries that occurred prior to the deceased's 81st birthday;

     (b) Each of the Account Values will be increased by the amount of Net Purchase Payments made since the end of such Certificate Years;

     (c) The result will be reduced by the amount of any withdrawals made since the end of such Certificate Years;

     (d) The Highest Anniversary Value will be an amount equal to the highest of such values.

The death proceeds will not be less than the amount payable on a full surrender at the date used to value the death benefit. The death proceeds will become payable when we receive:

(1)  Proof of the Participant's or Annuitant's death; and

(2) A Written request from the Beneficiary for either a single sum or payment under an Annuity Option.

If the Annuitant dies, and a Contingent Annuitant was named but predeceased the Annuitant, We will require proof of the Contingent Annuitant's death in addition to proof of the death of the Annuitant. We will pay a single sum to the Beneficiary unless an Annuity Option is chosen.

DEATH PROCEEDS ON OR AFTER THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies on or after the Annuity Commencement Date, the Beneficiary will receive the death proceeds, if any, as provided by the annuity form in effect.

PROOF OF DEATH. We accept any of the following as proof of the Annuitant's or Participant's death:

(1)  A copy of a certified death certificate;

(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death;

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(3) A written statement by a medical doctor who attended the deceased at the time of death; or

(4)  Any other proof satisfactory to Us.

PAYMENT OF BENEFITS

APPLICATION OF ACCOUNT VALUE. Unless directed otherwise. We will apply the Fixed Account Value to provide a Fixed Annuity, and the Separate Account Value to provide a Variable Annuity. The Participant must tell us in Writing at least 30 days prior to the Annuity Commencement Date if Fixed and Separate Account values are to be applied in different proportions. Transfers and partial withdrawals will be permitted within the 30-day period.

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date (Annuity Date) is shown on page 3. The Participant of a Qualified Contract may be required to receive distributions after the Annuitants 70th birthday to comply with certain federal tax requirements. The Annuity Date may be changed by Written notice from the Participant, subject to our approval.

OPTIONS AVAILABLE TO A PARTICIPANT. The Participant may elect to have annuity payments made beginning on the Annuity Commencement Date under any one of the Annuity Options described in this Certificate. We will notify the Participant 60 to 90 days prior to the scheduled Annuity Date that the Certificate is scheduled to mature, and request that an Annuity Option be selected. If the Participant has not selected an Annuity Option ten days prior to the Annuity Commencement Date, We will proceed as follows:

1. If the scheduled Annuity Commencement Date is any date prior to the Annuitant's 90th birthday. We will extend the Annuity Commencement Date to the Annuitant's 90th birthday.

2. If the scheduled Annuity Commencement Date is the Annuitant's 90th birthday, the Account Value less any applicable charges and premium taxes will be paid in one sume to the Participant.

OPTIONS AVAILABLE TO A BENEFICIARY. The Participant may elect, in lieu of payment in one sum, that any amount or part thereof due under the Certificate be applied under any of the options described in this Certificate. Within 60 days after the death of the Annuitant or Participant, the Beneficiary may make such election if the Participant has not done so. In such case, the
Beneficiary   thereafter  shall  have  all  the  rights  and  options  of  the
Participant.

The first annuity payment under any options shall be made on the first day of the second month after approval of the claim for settlement. Subsequent payments shall be made periodically in accordance with the manner of payment elected.

PAYMENT CONTRACT. At such time as one of these options becomes effective, this Certificate shall be surrendered to the Company in exchange for a payment contract providing for the option elected.

FIXED ANNUITY PAYMENTS. Fixed Annuity Payments start on the Annuity Commencement Date. The amount of the first monthly payment for the annuity selected will be at least as favorable as that produced by the applicable annuity table of the Certificate.

The dollar amount of any payments after the first payment is specified during the entire period of annuity payments according to the provisions of the Annuity Option elected.

                          VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS. We convert the Division Accumulation Units into Division Annuity Units at the values determined at the end of the Valuation Period which contains the tenth day prior to the Annuity Commencement Date. The number of Division Annuity Units is obtained by dividing the first monthly payment by the Division Annuity Unit Value determined at the end of the valuation period described above. (See following paragraph). The first monthly

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payment is determined by applying the dollar value of the Division Accumulation Units to the applicable Annuity Table. The number of Division Annuity Units remains constant as long as an annuity remains in force and allocation among the Divisions has not changed.

Each Division Annuity Unit Value was arbitrarily set when the Division first converted Division Accumulation Units into Division Annuity Units. Subsequent values on any Valuation Date are equal to the previous Division Annuity Unit Value times the Net Investment Factor for that Division for the Valuation Period ending on that Valuation Date, with an offset for the 3 1/2% assumed interest rate used in the annuity tables of the Certificate.

Variable Annuity Payments start on the Annuity Commencement Date. Payments will vary in amount and are determined at the end of the Valuation Period that contains the tenth day prior to each payment. If the monthly payment under the annuity form selected is based on a single Division, the monthly payment is found by multiplying the Division Annuity Unit Value on said date by the number of Division Annuity Units.

If the monthly payment under the annuity form selected is based upon more than one Division, the above procedure is repeated for each applicable Division. The sum of these payments is the Variable Annuity Payment.

We guarantee that the amount of each payment will not be affected by variations in expense or mortality experience.

                               ANNUITY OPTIONS

FIRST OPTION - LIFE ANNUITY - An annuity payable monthly during the lifetime of the Annuitant.

SECOND OPTION - LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS  GUARANTEED
- An annuity payable monthly during the lifetime of the Annuitant, including the guarantee that if, at the death of the Annuitant, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

THIRD OPTION - JOINT AND LAST SURVIVOR LIFE ANNUITY - An annuity payable monthly during the joint lifetime of the Annuitant, and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

FOURTH OPTION - PAYMENTS FOR A DESIGNATED PERIOD - An amount payable monthly for the number of years selected which may be from 5 to 40 years. If this option is selected on a variable basis, the number of years may not exceed the life expectancy of the Annuitant or other properly-designated Payee.

FIFTH OPTION - PAYMENTS OF A SPECIFIC DOLLAR AMOUNT - The amount due may be paid in equal monthly installments of a designated dollar amount until the remaining balance is less than the amount of one installment. Payments under this option are available on a fixed basis only. To determine the remaining balance at the end of any month, such balance at the end of the previous month is decreased by the amount of any installment paid during the month and the result will be accumulated at an interest rate not less than 3.5% compounded annually. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

In lieu of monthly payments, payments may be elected on a quarterly, semi-annual or annual basis, in which cases the amount of each annuity payment will be determined on a basis consistent with that described in this Certificate for monthly payments.

No election of any Annuity Option may be made if the accumulated value is less than $2,000, or if the initial annuity payment will be less than $20 per month. If the minimum is not met, the Company will make a lump-sum payment of the Account Value (less any Surrender Charge, uncollected annual Maintenance Charge and applicable premium tax) to the Annuitant or other properly-designated Payee.

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In the event the age or sex of the Annuitant has been misstated, (age of the Annuitant if issued on a unisex basis), any amount payable will be that which would have been payable had the misstatement not occurred. We will deduct any overpayment from the next payment or payments due and add any underpayments to the next payment due. Interest at an effective annual rate of 3.5% will be added to any such adjustment.

ANNUITY TABLES. The tables that follow show the dollar amount of the first monthly payment for each $1,000 applied under the options. The first two pages of tables are based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years. The table on the last page is based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years with unisex rates based on 60% female and 40% male and interest at the rate of 3 1/2% per year. Under the First or Second Options, the amount of each payment will depend upon the sex of the Annuitant (unless issued on a unisex basis) and the Annuitant's adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the sex of both Annuitants (unless issued on a unisex basis) and their adjusted ages at the time the first payment is due.

In using the table of annuity payment rates, the ages of the Annuitants must be reduced by one year for Annuity Commencement Dates occurring during the decade 2000-2009, reduced two years for Annuity Commencement Dates occurring during the decade 2010-2019, and reduced an additional year for each decade that follows. The age 70 rate is also used for ages above 70.

ALTERNATE AMOUNT OF INSTALLMENTS UNDER FIXED LIFE INCOME OPTIONS. If a fixed life income option is elected, the Participant (or, if the Participant has not elected a payment option, the Beneficiary) may elect life income payments equal to those provided by those fixed single premium immediate annuity option rates offered to the same class of annuitants by the Company when annuity payments begin.

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                                ANNUITY TABLES

                          AMOUNT OF MONTHLY PAYMENT
                       FOR EACH $1,000 OF ANNUITY VALUE

Options 1 and 2 - Life Annuities

 Adjusted Age        ------------Monthly Payments Guaranteed---------
   of Male           Option 1     Option 2      Option 2     Option 2
                       None          120           180          240
          50          4.37          4.33          4.28          4.21
          51          4.44          4.40          4.34          4.26
          52          4.52          4.47          4.40          4.32
          53          4.59          4.54          4.47          4.37
          54          4.68          4.62          4.54          4.43
          55          4.77          4.70          4.61          4.49
          56          4.86          4.78          4.69          4.55
          57          4.96          4.87          4.76          4.61
          58          5.06          4.97          4.84          4.67
          59          5.18          5.07          4.93          4.73
          60          5.30          5.17          5.01          4.79
          61          5.42          5.28          5.10          4.86
          62          5.56          5.40          5.20          4.92
          63          5.71          5.52          5.29          4.98
          64          5.87          5.65          5.38          5.04
          65          6.04          5.79          5.48          5.10
          66          6.22          5.92          5.58          5.15
          67          6.41          6.07          5.68          5.21
          68          6.62          6.22          5.77          5.26
          69          6.84          6.37          5.87          5.30
     70 and above     7.07          6.53          5.96          5.35


 Adjusted Age        ------------Monthly Payments Guaranteed---------
  of Female          Option 1     Option 2      Option 2     Option 2
                       None          120           180          240

          50          4.05          4.03          4.01          3.97
          51          4.10          4.09          4.06          4.02
          52          4.17          4.14          4.12          4.07
          53          4.23          4.21          4.17          4.12
          54          4.30          4.27          4.23          4.18
          55          4.37          4.34          4.30          4.23
          56          4.44          4.41          4.36          4.29
          57          4.52          4.48          4.43          4.35
          58          4.61          4.56          4.50          4.41
          59          4.70          4.65          4.58          4.48
          60          4.79          4.74          4.66          4.54
          61          4.89          4.83          4.74          4.61
          62          5.00          4.93          4.83          4.67
          63          5.12          5.03          4.92          4.74
          64          5.24          5.14          5.01          4.81
          65          5.38          5.26          5.11          4.88
          66          5.52          5.38          5.20          4.95
          67          5.67          5.51          5.31          5.01
          68          5.83          5.65          5.41          5.08
          69          6.01          5.79          5.52          5.14
     70 and above     6.20          5.94          5.62          5.20

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                                   Page 19

  Option 3 - Joint and Last Survivor Life Annuity

   Adjusted Age           Adjusted Age of Secondary Annuitant
   of Annuitant
      Male         F50        F55        F60        F65        F70
       50          3.76       3.89       4.01       4.11       4.19
       55          3.84       4.01       4.18       4.33       4.46
       60          3.90       4.11       4.33       4.56       4.77
       65          3.95       4.19       4.47       4.78       5.09
       70          3.99       4.25       4.58       4.96       5.39

   Adjusted Age           Adjusted Age of Secondary Annuitant
   of Annuitant
     Female        F50        F55        F60        F65        F70
       50          3.76       3.84       3.90       3.95       3.99
       55          3.89       4.01       4.11       4.19       4.25
       60          4.01       4.18       4.33       4.47       4.58
       65          4.11       4.33       4.56       4.78       4.96
       70          4.19       4.46       4.77       5.09       5.39


  Option 4 - Payments for a Designated Period

       Years of          Amount of       Years of        Amount of Monthly
       Payment        Monthly Payment    Payment             Payment

          5               $18.12            23               $5.24
          6                15.35            24                5.09
          7                13.38            25                4.96
          8                11.90            26                4.84
          9                10.75            27                4.73
         10                 9.83            28                4.63
         11                 9.09            29                4.53
         12                 8.46            30                4.45
         13                 7.94            31                4.37
         14                 7.49            32                4.29
         15                 7.10            33                4.22
         16                 6.76            34                4.15
         17                 6.47            35                4.09
         18                 6.20            36                4.03
         19                 5.97            37                3.98
         20                 5.75            38                3.92
         21                 5.56            39                3.88
         22                 5.39            40                3.83

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                                ANNUITY TABLES

                          AMOUNT OF MONTHLY PAYMENT
                       FOR EACH $1,000 OF ANNUITY VALUE

Options 1 and 2 - Life Annuities

 Adjusted Unisex     ------------Monthly Payments Guaranteed---------
      Age            Option 1     Option 2      Option 2     Option 2
                       None          120           180          240

       50             4.18          4.15          4.12          4.07
       51             4.24          4.21          4.18          4.12
       52             4.31          4.28          4.24          4.17
       53             4.38          4.34          4.30          4.23
       54             4.45          4.41          4.36          4.28
       55             4.53          4.48          4.43          4.34
       56             4.61          4.56          4.50          4.40
       57             4.70          4.64          4.57          4.46
       58             4.79          4.73          4.65          4.52
       59             4.89          4.82          4.72          4.59
       60             5.00          4.91          4.81          4.65
       61             5.11          5.02          4.89          4.71
       62             5.23          5.12          4.98          4.78
       63             5.36          5.23          5.07          4.85
       64             5.49          5.35          5.17          4.91
       65             5.64          5.48          5.26          4.98
       66             5.80          5.61          5.36          5.04
       67             5.96          5.74          5.46          5.10
       68             6.14          5.88          5.57          5.16
       69             6.34          6.03          5.67          5.21
   70 and above       6.54          6.19          5.77          5.27


   Option 3 - Joint and Last Survivor Life Annuity

   Adjusted Age           Adjusted Age of Secondary Annuitant
   of Annuitant
     Unisex         50         55         60         65         70
       50          3.75       3.85       3.94       4.01      4.07
       55          3.85       4.00       4.13       4.24      4.33
       60          3.94       4.13       4.32       4.49      4.65
       65          4.01       4.24       4.49       4.75      5.00
       70          4.07       4.33       4.65       5.00      5.36


   Option 4 - Payments for a Designated Period

       Years of          Amount of       Years of        Amount of Monthly
       Payment        Monthly Payment    Payment             Payment

          5               $18.12            23               $5.24
          6                15.35            24                5.09
          7                13.38            25                4.96
          8                11.90            26                4.84
          9                10.75            27                4.73
         10                 9.83            28                4.63
         11                 9.09            29                4.53
         12                 8.46            30                4.45
         13                 7.94            31                4.37
         14                 7.49            32                4.29
         15                 7.10            33                4.22
         16                 6.76            34                4.15
         17                 6.47            35                4.09
         18                 6.20            36                4.03
         19                 5.97            37                3.98
         20                 5.75            38                3.92
         21                 5.56            39                3.88
         22                 5.39            40                3.83

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                            AMERICAN GENERAL LIFE
                        Insurance Company of New York

This is a FLEXIBLE PAYMENT VARIABLE and FIXED GROUP DEFERRED ANNUITY CERTIFICATE. NONPARTICIPATING -- NOT ELIGIBLE FOR DIVIDENDS.

All payments and values provided by this Certificate, when based on the investment experience of a separate account are variable, may increase or decrease, and are not guaranteed as to amount. See the "Separate Account" and "Variable Annuity Payments" provisions in this Certificate.

               For Information, Service or to make a Complaint
                   Contact your Registered Representative,
                   or the Annuity Administration Department

                            American General Life
                        Insurance Company of New York
                            2727--A Allen Parkway
                                P.O. Box 1401
                          Houston, Texas 77251-1401
                                (800) 281-8289

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